Exhibit 10.22
EXHIBIT 10.22
                      PRESIDENT and CHIEF EXECUTIVE OFFICER
                               EMPLOYMENT CONTRACT
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This  agreement,  made and  effective as of the 1st day of May,  2005, is by and between Enova Systems, Inc., a California corporation (hereinafter "Enova"), and Edwin O. Riddell, an individual (hereinafter "Riddell"). This Agreement provides for a continuous employment, unless otherwise noted herein.

WHEREAS, the Enova desires to secure the services of Riddell as president and CEO of Enova, and Riddell desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, Enova and Riddell agree with each other as follows:

1. Riddell will render full-time professional services to Enova in the capacity of President and Chief Executive Officer of the Enova Systems, Inc. Riddell will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as President and Chief Executive Officer and all duties set forth in Enova's bylaws and in policy statements of the Board. It is understood that these duties shall be substantially the same as those of a president and chief executive officer of other business corporations. The President and CEO is hereby vested with authority to act on behalf of the Board in keeping with policies adopted by the Board, as amended from time to time. In addition, Riddell shall perform in the same manner any special duties assigned or delegated to him by the Board.

2. Continued employment will be contingent upon Riddell signing a copy of this contract, an Arbitration Agreement, and his ability to provide legally required documentation of his eligibility to work within the United States, as required by the Immigration Reform and Control Act.

3. In  addition,  as an employee of Enova,  Riddell  will have access to certain
Enova confidential information and may, during the course of his employment, develop certain information or trade secrets which will be the property of Enova. To protect the interests of the company, Riddell will sign a "Confidential Information Agreement" if so requested at any time by Enova. Enova wishes to impress upon Riddell that it does not want him to bring any confidential or proprietary material of any former employers prior to Enova Systems, or to violate any other obligation to his former employers.

4. In consideration for these services as Chief Executive Officer, Enova Systems, Inc. agrees to pay Riddell a salary of $208,000 per annum or such higher figure as shall be agreed upon at an annual review of his compensation and performance by the Board payable in bi-weekly installments throughout the contract year. This annual review shall occur three months prior to the end of each year of the contract for the express purpose of considering increments.

5. Riddell will receive 1,000,000 options to purchase common stock in Enova Systems, Inc. at the exercise price of $0.11 per share. The options will vest over three years in equal monthly installments with expiration at five years from the date of issuance.

6. Riddell will be eligible for bonus consideration established by Enova's Compensation Committee annually. Objectives for such consideration shall be set forth no later than November of each year.


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7. Benefits:

     a. Riddell shall be entitled to all other fringe benefits to which all executives and employees of the Enova are entitled.

     b. Riddell will become eligible on the first of the month following the date of hire for Medical, Dental, Vision and the standard term benefit life insurance policy with his choice of beneficiary. In lieu of medical benefits, Enova agrees to pay the monthly employee-portion of Riddell's current medical insurance not to exceed $700.00 per month unless otherwise mutually agreed by both parties.

     c. In the event of a single period of prolonged inability to work due to the result of a sickness or an injury, Riddell will be compensated at his full rate pay for at least 6 (six) months from the date of the sickness or injury.

8. Enova Systems also agrees to:

     a. furnish, for the use of Riddell, an automobile, leased or purchased, and reimburse him for expenses of its operation.

     b. furnish, for the use of Riddell, a furnished, leased apartment, not to exceed $2,000 per month, for the term of this Contract, and reimburse him for expenses associated with the maintenance of such limited to utilities and maintenance.

9. The Board may at its discretion terminate Riddell's duties as Chief Executive Officer. Such action shall require a majority of vote of the entire Board and become effective upon written notice to Riddell or at such later time as may be specified in said notice. After such termination, all rights, duties and obligations of both parties shall cease except that Enova Systems, Inc. shall continue to pay Riddell his then monthly salary for the month in which his duties were terminated and for 12 consecutive months thereafter as an agreed upon severance payment. During this period, Riddell shall not be required to perform any duties for Enova Systems, Inc. or come to Enova's offices. Neither shall the fact that Riddell seeks, accepts and undertakes other employment during this period affect such payments. Also, for the period during which such payments are being made, Enova agrees to keep Riddell's group life, health and major medical insurance coverage paid up and in effect. The severance arrangements described in this paragraph will not be payable in the event that Riddell's employment is terminated for cause. Cause may include but not be limited to; fraud, other illegal acts either internal or external to Enova's business; material violations of Enova policy; unethical acts; substantiated, unlawful discriminatory conduct including sexual/racial harassment.

10. Should the Board in its discretion change Riddell's duties or authority so it can reasonably be found that Riddell is no longer performing as the Chief Executive Officer of Enova, Riddell shall have the right, within 90 days of such event, in his complete discretion, to terminate this contract by written notice delivered to the Chairman of the Board. Upon such termination, Riddell shall be entitled to the severance payment described in Paragraph 9, in accordance with the same terms of that paragraph.

11. If Enova Systems, Inc. is merged, sold or closed; Riddell may terminate his employment at his discretion or be retained as President of Enova or any successor corporation to or holding company of Enova Systems, Inc. If Riddell elects to terminate his employment at such time, he shall be entitled to the same severance arrangement as would be applicable under Paragraph 9 if Enova Systems, Inc. had terminated his employment at such time.

       Any election to terminate employment under this Paragraph must be made prior to Enova Systems, Inc. merger, sale or closure, as applicable.


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       If  Riddell   continues  to  be  employed  by  Enova  or  its   successor
organization, all of the terms and conditions of this Agreement shall remain in effect. Enova agrees that neither it nor its present or any future holding company shall enter into any agreement that would negate or contradict the provisions of this Agreement.

12. Should Riddell at his discretion elect to terminate this contract for any other reason than as stated in Paragraph 9, he shall give the Board 120 days' written notice of his decision to terminate. At the end of the 120 days, all rights, duties and obligations of both parties to the contract shall cease and Riddell will not be entitled to severance benefits.

13. If an event described in Paragraph 9, 10, or 11 occurs and Riddell accepts any of the severance benefits or payments described therein, to the extent not prohibited by law, Riddell shall be deemed to voluntary release and forever discharge Enova and its officers, directors, employees, agents, and related corporations and their successors and assigns, both individually and collectively and in their official capacities (hereinafter referred to collectively as "Releasees"), from any and all liability arising out of his employment and/or the cessation of said employment. Nothing contained in this paragraph shall prevent Riddell from bringing an action to enforce the terms of this Agreement.

14. Riddell shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. Riddell shall not, either during the term of employment of thereafter, use or permit the use of any information of or relating to Enova in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process.

15. During the term of his employment and during the 12-month period following termination of his employment, Riddell shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, any competitive company or related business, partnership, firm, or corporation (all of which hereinafter are referred to as "entity") that is at the time engaged principally or significantly in a business that is, directly or indirectly, at the time in competition with the business of Enova Systems. Nothing herein shall prohibit Riddell from acquiring or holding any issue of stock or securities of any entity that has any securities listed on a national securities exchange or quoted in a daily listing of over-the-counter market securities, provided that any one time Riddell and members of Riddell's immediate family do not own more than one percent of any voting securities of any such entity. This covenant shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by Enova of this covenant. In the event of actual or threatened breach by Riddell of this provision, Enova shall be entitled to an injunction restraining Riddell from violation or further violation of the terms thereof.

16. Riddell shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 12 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee or former employee of the Enova, if such individual has provided professional or support services to Enova at any time during this Agreement without the express written consent of Enova. Riddell will not interfere with the relationship of Enova and any of its employees and Riddell will not attempt to divert from Enova any business in which Enova has been actively engaged during his employment.

17. This contract constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

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18. Except as otherwise  specifically provided, the terms and conditions of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by the Chairman of the Board and Riddell.

19. The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

20. This agreement shall be binding upon Enova Systems, Inc., its successors and assigns, including, without limitation, any corporation into which Enova may be merged or by which it may be acquired, and shall inure to the benefit of Riddell, his administrators, executors, legatees, heirs and assigns.

21. This agreement shall be construed and enforced under and in accordance with the laws of the State of California.



Enova Systems, Inc.


By:________________________________________________________
         Anthony Rawlinson, Chairman of the Board

By:________________________________________________________
         Bjorn Ahlstrom, Chairman - Compensation Committee


Accepted by:___________________________
                  Edwin O. Riddell

                      REMAINDER OF PAGE INTENTIONALLY BLANK


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